Exhibit 3.1

Canada Business Corporations Act (CBCA)
FORM 4

ARTICLES OF AMENDMENT
(Section 27 or 177)

1 – Current corporate name
Xenon Pharmaceuticals Inc.

2 - Corporation number

3	7	5	8	6	5	-	6

3 – The articles are amended as follows: (Note that more than one section can be filled out)
A: The corporation changes its name to:

B: The corporation changes the province or territory in Canada where the registered office is situated to:
     To complete the change, a Form 3 – Change of Registered Office Address must accompany the Articles of Amendment.

C: The corporation changes the minimum and/or maximum number of directors to: (for a fixed number of directors, indicate the same number in both boxes).

Minimum number	Maximum number

D: Other changes: (for example, to the classes of shares, to restrictions on share transfers, to restrictions on the businesses of the corporation or to any other provisions that are permitted by the CBCA to be set out in the Articles) Please specify.

See attached schedule.

4 – Declaration
I hereby certify that I am a director or an authorized officer of the corporation.
Signature:	/s/ Simon Pimstone
Print name:	Simon Pimstone	Telephone number:	604-484-3302/05

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

SCHEDULE

XENON PHARMACEUTICALS INC.
ARTICLES OF AMENDMENT

Paragraph 3 of the Articles of the Corporation shall, pursuant to the Canada Business Corporations Act, be amended as follows:

(a)

to designate the first series of preferred shares as Series 1 Preferred shares (the “Series 1 Preferred Shares”), which shall consist of an unlimited number of Series 1 Preferred Shares and in addition to the rights, privileges, restrictions and conditions attaching to all the preferred shares as a class, shall have attached thereto the rights, privileges, restrictions and conditions set out in the annexed Schedule 1; and

(b)	to declare that the authorized capital of the Corporation, after giving effect to the foregoing, consists of:
(i)	an unlimited number of common shares; and
(ii)	an unlimited number of preferred shares, issuable in series, of which an unlimited number have been designated as Series 1 Preferred shares.

XENON PHARMACEUTICALS INC.

SCHEDULE 1

1.	The rights, privileges, restrictions and conditions attaching to the Series 1 Preferred shares (the “Series 1 Preferred Shares”) are as follows:
(a)

Non-Cumulative Dividends: Any holder of the Series 1 Preferred Shares (“Holder”) will be entitled to receive dividends (other than dividends in the form of Common Shares) on the Series 1 Preferred Shares (without regard to the Beneficial Ownership Limitation (as defined below)) if, as and when declared by the board of directors of the Corporation on the Common Shares out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors of the Corporation may from time to time determine.  However, all dividends which the board of directors of the Corporation may determine to declare and pay in any financial year of the Corporation on the Common Shares must be declared and paid in equal or equivalent amounts per share (calculated on an as-converted basis) on all of the Series 1 Preferred Shares in priority to the holders of the Common Shares. The Corporation shall deliver, or cause to be delivered, to each Holder, at its last address as it shall appear upon the register of securityholders maintained by the Corporation or its transfer agent, a written notice of any dividend at least 10 calendar days prior to the record or effective date of such dividend, stating the date on which a record is to be taken for the purpose of such dividend, or if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend are to be determined.  Dividends paid on the Series 1 Preferred Shares will be designated as “eligible dividends” in the same proportion as corresponding dividends on the Common Shares designated as “eligible dividends” for the purposes of the Income Tax Act (Canada).

(b)

Beneficial Ownership Limitation: Notwithstanding anything herein to the contrary other than an automatic conversion under Section 1(e), the Corporation shall not effect any conversion of the Series 1 Preferred Shares, and a Holder shall not have the right to convert any portion of the Series 1 Preferred Shares, to the extent that, after giving effect to a proposed conversion set forth on an applicable Notice of Conversion (as defined below) or Option Notice (as defined below), as the case may be, such Holder (together with such Holder’s affiliates (as such term is defined in the Canada Business Corporations Act), and any other person (as such term is defined in the Canada Business Corporations Act) whose beneficial ownership of Common Shares would be aggregated with the Holder’s for the purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), and the applicable regulations of the Securities and Exchange Commission (the “Commission”) in the United States and National Instrument 62-104 Take Over Bids and Issuer Bids (“NI 62-104”) in Canada, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of Common Shares in excess of 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares pursuant to a Notice of Conversion or Option Notice, as the case may be (the “Beneficial Ownership Limitation”), provided, however, that the Holder shall have the right to reset the Beneficial Ownership Limitation to a higher or lower number (not to exceed 19.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares pursuant to a Notice of Conversion or Option Notice) upon providing written notice to the Corporation, which notice providing for an increase in the Beneficial Ownership Limitation shall only be effective 61 days after delivery to the Corporation, but no such delay in effectiveness shall be required for a reduction in the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of Common Shares beneficially owned by such Holder and its Attribution Parties shall include the number of Common Shares issuable upon conversion of the Series 1 Preferred Shares subject to the Notice of Conversion or Option Notice, as the case may be, with respect to which such determination is being made, but shall exclude the number of Common Shares which are issuable upon (A) conversion of the remaining, unconverted Series 1 Preferred Shares beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) where such Common Shares are not deemed to be beneficially owned by the holder under the Exchange Act or NI 62-104. For purposes of this Section 1(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission in the United States and NI 62-104 in Canada. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 1(b), in determining the number of outstanding Common Shares, a Holder may rely on the number of outstanding Common Shares as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be; (B) a more recent public announcement by the Corporation that is filed with the Commission; or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of Common Shares then outstanding.

Upon the written request of a Holder, the Corporation shall, within three trading days thereof (which shall mean a day on which the Common Shares are traded for any period on any principal securities exchange, each such day, a (“Trading Day”)), confirm in writing to such Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including Series 1 Preferred Shares, by such Holder or its Attribution Parties since the date as of which such number of outstanding Common Shares was last publicly reported or confirmed to the Holder. The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation.

(c)

Conversion at Holder’s Option: Each issued Series 1 Preferred Share may at any time be converted, at the option of the Holder, without payment of any additional consideration, into one Common Share, provided that such conversion will not result in such Holder, together with the Attribution Parties, beneficially owning Common Shares in excess of the Beneficial Ownership Limitation.

To convert Series 1 Preferred Shares into Common Shares, the Holder shall deliver a form of conversion notice attached hereto as Schedule “A” (the “Notice of Conversion”), duly completed and executed, accompanied (either at such time, or as soon as practicable thereafter) by the certificate or certificates for those Series 1 Preferred Shares, duly endorsed, at the office of the Corporation located at 200 - 3650 Gilmore Way, Burnaby, British Columbia, Canada V5G 4W8, during regular business hours. The Notice of Conversion must specify the number of Series 1 Preferred Shares to be converted, which number shall be at least the lesser of (x) 100,000 Series 1 Preferred Shares (such number subject to appropriate adjustment following the occurrence of another conversion specified herein), (y) the number of Series 1 Preferred Shares then held by the Holder or (z) such other number of Series 1 Preferred Shares as may be agreed to between the Holder and the Corporation.

Not later than two Trading Days after the Conversion Date (as defined below) (the “Share Delivery Date”), the Corporation shall, at the Holder’s request, either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Common Shares being issued upon the conversion of the Series 1 Preferred Shares, or (b) in the case of a Deposit Withdrawal Commission System (“DWAC”) delivery (“DWAC Delivery”), cause its transfer agent to electronically transfer such Common Shares by crediting the account of the Holder with the Depositary Trust Company (“DTC”) through its DWAC system.

The date on which a conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day on which the Notice of Conversion is received by the Corporation at the offices of the Corporation located at 200 - 3650 Gilmore Way, Burnaby, British Columbia, Canada V5G 4W8, during regular business hours. In the event the certificates for those Series 1 Preferred Shares being converted, duly endorsed, are not delivered to the Corporation with the Notice of Conversion and the Notice of Conversion is delivered via email to legalaffairs@xenon-pharma.com and investors@xenon-pharma.com or via facsimile at 604-484-3450, during the regular business hours of the Corporation, with such certificates to be received separately by the Corporation at the offices of the Corporation, the conversion shall still be deemed effective on the date of receipt of the Notice of Conversion, and the Series 1 Preferred Shares that shall be deemed to have been surrendered for conversion shall no longer be deemed to be outstanding, any dividends declared but not yet paid in respect of converted Series 1 Preferred Shares shall be paid upon such conversion, and all further rights with respect to such Series 1 Preferred Shares shall immediately cease and terminate (subject to the right of rescission set forth in the following paragraph), except only the right of the holder thereof to receive Common Shares in exchange thereof, as well as dividends and other amounts payable with respect to the Common Shares on or after the Conversion Date.

If, in the case of any Notice of Conversion, such certificate or certificates representing the Common Shares are not delivered to, or in the case of a DWAC Delivery, such Common Shares are not electronically delivered to, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Common Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series 1 Preferred Share certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Share certificates or otherwise direct the return of any Common Shares delivered to the Holder through the DWAC system, representing the Series 1 Preferred Shares unsuccessfully tendered for conversion to the Corporation.  If some but not all Series 1 Preferred Shares represented by a certificate or certificates surrendered by a Holder are converted, the Corporation shall, by no later than the Share Delivery Date or three Trading Days following the Holder’s delivery of the original Series 1 Preferred Share certificate (whichever is later), issue and deliver to the Holder a new certificate, in such Holder’s name as shown on such surrendered certificate or certificates, representing the number of Series 1 Preferred Shares which were not converted. All Series 1 Preferred Shares that shall have been surrendered or deemed to have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, any dividends declared but not yet paid in respect of converted Series 1 Preferred Shares shall be paid upon such conversion, and all further rights with respect to such shares shall immediately cease and terminate, except only the right of the holder thereof to receive Common Shares in exchange thereof.

(d)

Conversion at Corporation’s Option:  Each issued Series 1 Preferred Share may at any time be converted, at the option of the Corporation, without payment of any additional consideration, into one Common Share, provided that prior to such conversion, the Holder, together with the Attribution Parties, beneficially own less than 5% of the issued and outstanding Common Shares (calculated in accordance with Section 1(b)) and the conversion will not result in the Holder, together with the Attribution Parties, beneficially holding more than 5% of the issued and outstanding Common Shares (calculated in accordance with Section 1(b)).

To convert Series 1 Preferred Shares into Common Shares, the Corporation shall deliver a notice in writing, duly completed, to the Holder in the form attached hereto as Schedule “B” (the “Option Notice”), at such Holder’s last address as it shall appear upon the register of security holders maintained by the Corporation or its transfer agent.  The Option Notice shall be delivered at least 30 days prior to the Option Conversion Date (as defined below), unless agreed to otherwise by the Holder, and shall state the date on which the conversion is to take place (the “Option Conversion Date”) and must specify the number of Series 1 Preferred Shares the Corporation wishes to be converted.

Not later than the Option Conversion Date (the “Option Deadline”), the Holder shall deliver the Option Notice, duly completed by the Holder, and the certificate or certificates for those Series 1 Preferred Shares being converted, duly endorsed, to the offices of the Corporation located at 200 - 3650 Gilmore Way, Burnaby, British Columbia, Canada V5G 4W8, during regular business hours. Not later than two Trading Days after the Option Conversion Date (the “Option Delivery Date”), the Corporation shall, at the Holder’s request , either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Common Shares being issued upon the conversion of the Series 1 Preferred Shares, or (b) in the case of a DWAC Delivery, cause its transfer agent to electronically transfer such Common Shares by crediting the account of the Holder with DTC through its DWAC system.

In the event the Option Notice, duly completed by the Holder, and the certificate or certificates for those Series 1 Preferred Shares being converted, duly endorsed, are not delivered by the Holder to the Corporation by the Option Deadline, the conversion shall be deemed to have occurred on the Option Conversion Date and the Series 1 Preferred Shares that shall have been deemed surrendered for conversion shall no longer be deemed to be outstanding, any dividends declared but not yet paid in respect of  converted Series 1 Preferred Shares shall be paid upon such conversion, and all further rights with respect to such shares immediately cease and terminate, except only the right of the holder thereof to receive Common Shares in exchange thereof, as well as dividends and other amounts payable with respect to the Common Shares on or after the Option Conversion Date. For greater certainty, the Corporation shall not be required to issue certificates evidencing the Common Shares issuable upon such conversion effected under an Option Notice, or cause its transfer agent to electronically transfer Common Shares to the Holder evidencing the Common Shares issuable upon such conversion effected under an Option Notice, until the certificates formerly evidencing the Series 1 Preferred Shares so converted are delivered to the Corporation as provided for in Section 1(d).

If some but not all Series 1 Preferred Shares represented by a certificate or certificates surrendered by a Holder are converted and the Option Notice, duly completed by the Holder, and the certificate or certificates for those Series 1 Preferred Shares being converted, duly endorsed, are delivered by the Holder to the Corporation by the Option Deadline, the Corporation shall, by no later than the Option Delivery Date, issue and deliver to the Holder, a new certificate, representing the number of Series 1 Preferred Shares which were not converted, in such Holder’s name as shown on such surrendered certificate or certificates, representing the number of Series 1 Preferred Shares which were not converted.

(e)

Automatic Conversion Upon Change of Control:  If, at any time while the Series 1 Preferred Shares are outstanding, there should be an acquisition of Common Shares by means of take-over bid, tender offer, exchange offer, amalgamation, merger, acquisition, sale of shares, plan of arrangement or other form of corporate reorganization in which outstanding Common Shares are exchanged for securities or other consideration paid, or caused to be issued or paid, and upon completion of such transaction more than 50% of the voting securities of the Corporation or the reorganized, amalgamated, continuing, merged, surviving or consolidated entity resulting from such transaction are beneficially owned, directly or indirectly, by one or more persons other than persons who beneficially owned more than 50% of the Common Shares (together with, if applicable, other shares of the Corporation that carry a voting right either under all circumstances or under some circumstances that have occurred and are continuing) immediately before the completion of such transaction, other than solely involving the Corporation and one or more of its subsidiaries (a “Change of Control”), each Holder shall be issued one Common Share for each Series 1 Preferred Share held by such Holder (together with any accrued but unpaid dividends thereon) immediately prior to the occurrence of such Change of Control, without regard to the Beneficial Ownership Limitation, and following such conversion, the Holder shall be entitled to receive the same kind and amount of securities, cash or property (the “Alternative Consideration”) that a holder of Common Shares is entitled to receive. The Corporation shall deliver, or cause to be delivered, to each Holder, at its last address as it shall appear upon the register of securityholders maintained by the Corporation or its transfer agent, written notice of any Change of Control at least 10 calendar days prior to the applicable record or effective date, stating the date on which such Change of Control is expected to become effective or close and the date as of which it is expected that the holders of the Common Shares of record shall be entitled to receive the Alternative Consideration deliverable upon such Change of Control, provided that a failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice on which such Change of Control is expected to become effective or close. All outstanding Series 1 Preferred Shares shall be deemed to be automatically converted on the effective date or closing date of the Change of Control, any dividends declared but not yet paid in respect of such converted Series 1 Preferred Shares shall be paid upon such conversion, and all further rights with respect to such converted Series 1 Preferred Shares shall cease and terminate following such conversion, except only the right of the Holder thereof to receive the Common Shares as herein provided, which Common Shares shall entitle the Holder to receive the Alternative Consideration.

(f)

Payment of Tax Due Upon Issuance: The Corporation shall pay any documentary, stamp or similar tax due upon the issuance of Common Shares upon conversion or due upon the issuance of a new certificate for any Series 1 Preferred Shares not converted other than any such tax due because Common Shares or a certificate for Series 1 Preferred Shares are issued in a name other than the name of the converting Holder, which shall be paid by the converting Holder.

(g)

Compensation for Buy-In Failure to Timely Deliver Certificates Upon Conversion: If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, within three Trading Days from the Conversion Date (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation) or by the Option Delivery Date pursuant to Section 1(d) (other than a failure of the Holder to deliver the required documents set out in Section 1(d)) and the Holder has not rescinded the applicable Notice of Conversion pursuant to Section 1(c) above, and if after such Share Delivery Date or the Option Delivery Date, as the case may be, such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by such Holder of the Common Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date or the Option Delivery Date, as the case may be, (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Shares so purchased exceeds (y) the product of (1) the aggregate number of Common Shares that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the Series 1 Preferred Shares equal to the number of Series 1 Preferred Shares submitted for conversion or deliver to such Holder the number of Common Shares that would have been issued if the Corporation had timely complied with its delivery requirements under Section 1(c). For example, if a Holder purchases Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Series 1 Preferred Shares with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Common Shares upon conversion of the Series 1 Preferred Shares as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the Series 1 Preferred Shares submitted for conversion for which such conversion was not timely honored and (ii) receive the number of Common Shares that would have been issued if the Corporation had timely complied with its delivery requirements under Sections 1(c) or (d). In the event that any payment required to be made to a Holder pursuant to this Section 1(g) is subject to deduction or withholding for or in respect of any taxes, then (a) the amount of any such payment shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 1(g)), the Holder receives an amount equal to the sum it would have received had no such deductions or withholdings been required, (b) the Corporation shall make such deductions or withholdings, and (c) the Corporation shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. The Corporation agrees that it will indemnify the Holder for the full amount of any taxes that were required to be withheld or deducted in respect of the aforementioned payments (including, without limitation, any such taxes imposed by any jurisdiction on amounts payable under this Section 1(g)) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes or other amounts are correctly or legally asserted, and that such indemnification payment shall be made by the Corporation within thirty (30) days from the date that the Holder makes written demand therefor, and the obligations of the Corporation with respect to such indemnification shall survive any conversion or cancellation of the Series 1 Preferred Shares. For greater certainty, any claim for damages under this Section 1(g) shall be limited to actual damages of the Holder and shall not include any consequential or indirect damages whatsoever, and any payments in excess of those required to be made under this Section 1(g) shall be repaid to the Corporation.

(h)

Shares Fully Paid and Non-Assessable:  All Common Shares issued upon conversion of the Series 1 Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, as fully paid and non-assessable Common Shares in the capital of the Corporation.

(i)

Adjustments:  None of the Common Shares may be subdivided, consolidated, reclassified or otherwise changed (a “Capital Reorganization”) unless contemporaneously therewith the Series 1 Preferred Shares are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. If Common Shares are exchanged or changed into other securities, cash or other property (such securities, cash or other property, the “Reference Property”) as a result of a transaction, the Series 1 Preferred Shares converted thereafter will be converted into such other securities, cash or other property in the same manner. If such transaction causes the Common Shares to be converted into, or exchanged for the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then the Reference Property into which the Series 1 Preferred Shares will be exchangeable shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares. The Corporation shall notify the holders of the Series 1 Preferred Shares of such weighted average as soon as practicable after such determination is made. None of the foregoing provisions shall affect the right of a holder of Series 1 Preferred Shares to convert its Series 1 Preferred Shares (i) into Common Shares prior to the effective time of such transaction or (ii) into Reference Property, as applicable, following the effective time of such transaction. The Corporation shall not enter into any agreement for a transaction constituting a Capital Reorganization unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series 1 Preferred Shares into the Reference Property in a manner that is consistent with and gives effect to this Section 1(i), and (ii) to the extent that the Corporation is not the surviving entity in such Capital Reorganization or will be dissolved in connection with such Capital Reorganization, proper provision shall be made in the agreements governing such Capital Reorganization for the conversion of the Series 1 Preferred Shares into Reference Property and, in the case of a Capital Reorganization constituting any sale, lease or other transfer to a third party of the consolidated assets of the Corporation and its subsidiaries substantially as an entirety, an exchange of Series 1 Preferred Shares for the shares of the person to whom the Corporation’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided herein. The provisions of this Section 1(i) shall similarly apply to successive Capital Reorganization events. If the Corporation, at any time while the Series 1 Preferred Shares are outstanding pays a stock dividend or otherwise makes a distribution or distributions payable in Common Shares, such dividend or distribution shall be applied to the outstanding Series 1 Preferred Shares by the issuance of Series 1 Preferred Shares in the same proportion as the Common Shares.

(j)

Common Shares Reserved: For the purpose of effecting the conversion of Series 1 Preferred Shares, the Corporation shall at all times reserve and keep available, free from any pre-emptive rights, out of its treasury or authorized but unissued Common Shares (or Reference Property, to the extent applicable) the full number of Common Shares (or Reference Property, to the extent applicable) deliverable upon the conversion of all outstanding Series 1 Preferred Shares.

(k)

Fractional Shares: No fractional Common Shares shall be issued upon conversion of the Series 1 Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Series 1 Preferred Share by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Common Share, the Corporation shall, in lieu of issuing any fractional share, pay the Holder a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the Closing Sale Price on the date of conversion.

(l)

Restriction on Transfer of Shares: Prior to any sale, transfer or other disposition of Series 1 Preferred Shares, the Holder shall provide the Corporation with prior written notice of the proposed transfer, which shall be provided at least three Trading Days in advance.  No transfer may be effected unless the number of Series 1 Preferred Shares being transferred is equal to (or greater than) the lesser of: (x) 100,000 Series 1 Preferred Shares (such number subject to appropriate adjustment following the occurrence of another conversion specified in herein), (y) the number of Series 1 Preferred Shares then held by the Holder or (z) such other number of Series 1 Preferred Shares as may be agreed to between the Holder and the Corporation.

(m)

Participation upon Liquidation, Dissolution or Winding Up:  In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Series 1 Preferred Shares will be entitled to all property and assets of the Corporation pari passu on a share for share basis with the holders of the Common Shares. The holders of the Series 1 Preferred Shares will be entitled to receive such property and assets of the Corporation prior to the receipt of property and assets of the Corporation by the holders of the Common Shares pursuant to this paragraph.

(n)

Voting Rights: The Holders will not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and will not be entitled to vote at any such meeting. Notwithstanding any provision set out herein, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding Series 1 Preferred Shares, (i) alter or change adversely the powers, preferences or rights given to the Series 1 Preferred Shares herein or alter or amend or repeal any provision of, or add any provision to, the articles or bylaws of the Corporation, or file any articles of amendment, if such action would adversely alter or change the rights, privileges, restrictions and conditions provided for the benefit of the Series 1 Preferred Shares, or (ii) enter into any agreement with respect to any of the foregoing. Notwithstanding the first sentence of this Section 1(n), the Holders shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and vote on all matters on which the Common Shares are entitled to vote, voting together with the holders of the Common Shares on an as-converted basis and as a single class provided that the voting rights of any Holder shall not exceed the Beneficial Ownership Limitation then in effect, notwithstanding any voting or other rights the Holder may have at law or otherwise. For the avoidance of doubt, in no case shall a Series 1 Preferred Share be entitled to more than one vote on an as-converted basis. Any Series 1 Preferred Shares that are ineligible to convert into Common Shares due to the Beneficial Ownership Limitation, measured as of a given record date that applies for a shareholder meeting or ability to act by written consent (each, a “Record Date”), shall be deemed to be non-voting securities. In ascertaining the Series 1 Preferred Shares eligible to vote at any special meeting or annual meeting of shareholders, the Corporation shall, prior to a Record Date, seek written confirmation of beneficial ownership and the form of such ownership from each Holder as of the Record Date, whereupon the Holder shall provide a written certification to the Secretary of the Corporation as to such holdings, with the certification to be provided on the business day immediately following such Record Date.

(o)	No Redemption: The Corporation may not redeem any of the Series 1 Preferred Shares.
(p)

Certificates; Lost or Mutilated Series 1 Preferred Shares: If a Holder’s Series 1 Preferred Share certificate is mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the Series 1 Preferred Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, satisfactory to the Corporation and, in each case, upon the execution of an indemnity in a form satisfactory to the Corporation indemnifying the Corporation from any loss incurred by it in connection with such certificate and such Holder shall pay such reasonable third-party costs as the Corporation may prescribe.

SCHEDULE A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SERIES 1 PREFERRED SHARES)

The undersigned Holder hereby irrevocably elects to convert the number of Series 1 Preferred Shares of Xenon Pharmaceuticals Inc., a Canadian corporation (the “Corporation”) indicated below, represented by share certificate No(s). ● (the “Preferred Shares”), into common shares of the Corporation (the “Common Shares”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in the schedule of rights, privileges, restrictions and conditions attaching to the Series 1 Preferred Shares (the “Series 1 Preferred Share Rights”).

As of the date hereof, the number of Common Shares beneficially owned by the undersigned Holder (together with such Holder’s affiliates, and any other Person whose beneficial ownership of Common Shares would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Securities and Exchange Commission (the “Commission”)  in the United States and National Instrument 62-104 – Take-Over Bids and Issuer Bids (“NI 62-104”) in Canada, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)), including the number of Common Shares issuable upon conversion of the Series 1 Preferred Shares subject to this Notice of Conversion, but excluding the number of Common Shares which are issuable upon (A) conversion of the remaining, unconverted Series 1 Preferred Shares beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) where such Common Shares are not deemed to be beneficially owned by the holder under the Exchange Act or NI 62-104, is ●%. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission in the United States and NI 62-104 in Canada. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission in the United States.

Date to Effect Conversion: __________________________________

Number of Series 1 Preferred Shares owned prior to Conversion: _____________________________

Number of Series 1 Preferred Shares to be Converted: ________________________________

Number Common Shares to be Issued: ________________________________

Address for delivery of physical certificates: __________________________________

Or

for DWAC Delivery: _______________________________

DWAC Instructions: ____________________________________

Account no: ___________________________________

HOLDER
By:
Name:
Title:
Date:

SCHEDULE B

OPTION CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SERIES 1
PREFERRED SHARES)

Xenon Pharmaceuticals Inc. (the “Corporation”) hereby irrevocably elects to cause the undersigned Holder to convert ● Series 1 Preferred Shares of the Corporation (the “Preferred Shares”), into common shares of the Corporation (the “Common Shares”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in the schedule of rights, privileges, restrictions and conditions attaching to the Series 1 Preferred Shares (the “Series 1 Preferred Share Rights”).

As of the date hereof, the number of Common Shares beneficially owned by the undersigned Holder (together with such Holder’s affiliates, and any other Person whose beneficial ownership of Common Shares would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Securities and Exchange Commission (the “Commission”) in the United States and National Instrument 62-104 – Take-Over Bids and Issuer Bids (“NI 62-104”) in Canada, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)), including the number of Common Shares issuable upon conversion of the Series 1 Preferred Shares subject to this Notice of Conversion, but excluding the number of Common Shares which are issuable upon (A) conversion of the remaining, unconverted Series 1 Preferred Shares beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) where such Common Shares are not deemed to be beneficially owned by the holder under the Exchange Act or NI 62-104, is ●%. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission in the United States and NI 62-104 in Canada. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission in the United States.

Date to Effect Conversion: __________________________________

Number of Series 1 Preferred Shares owned prior to Conversion: ________________________________

Number of Series 1 Preferred Shares to be Converted: ____________________________________

Number Common Shares to be Issued: _______________________________________

Manner of Issuance of Common Shares: ________________________________________

XENON PHARMACEUTICALS INC.
By:
Name:
Title:
Date:

To be completed by the Holder:

Address for delivery of physical certificates: ___________________________________

Or

for DWAC Delivery: _____________________________________

DWAC Instructions: __________________________________________

Account no:_______________________________________

HOLDER
By:
Name:
Title:
Date: